Exhibit 99.1

NEWS RELEASE

TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORP. Reports Unaudited First Quarter 2023 Earnings

Scranton, PA, April 27, 2023/PRNEWSWIRE/ – Peoples Financial Services Corp. (“Peoples”) (NASDAQ: PFIS), the bank holding company for Peoples Security Bank and Trust Company, today reported unaudited financial results at and for the three months ended March 31, 2023.

Peoples reported net income of $7.6 million, or $1.05 per diluted share for the three months ended March 31, 2023, a 21.3% decrease when compared to $9.6 million, or $1.33 per share for the comparable period of 2022. The decrease in earnings for the three months ended March 31, 2023 was due to a higher provision for credit losses and higher operating expenses which more than offset an increase in net interest income and noninterest income.

Net interest income for the current period increased $0.4 million when compared to the three months ended March 31, 2022 on strong loan growth resulting in higher interest income partially offset by increased costs of funds. The provision for credit losses increased $1.0 million due to loan growth and our Current Expected Credit Losses (CECL) related model impact from updated forecasted economic conditions.  The year ago period included a provision for credit losses of $0.3 million based on our allowance for credit losses methodology and then current conditions. Noninterest expenses for the three months ended March 31, 2023 increased $2.2 million compared to the prior year’s period due to higher salaries and benefits, other expenses, including an increase in FDIC assessments and loan account processing fees, and gains on other real estate owned in the year ago period.

During the quarter ended March 31, 2023, $65.6 million in securities were sold at a net gain of $81 thousand as part of our strategy to add liquidity and reduce short-term borrowings. Core net income, a non-GAAP measure1, which we defined as excluding the gains or losses from sales of our investment securities portfolio, for the three months ended March 31, totaled $7.5 million and $9.6 million in 2023 and 2022, respectively. Core net income per share, a non-GAAP measure1, for the three months ended March 31, 2023 was $1.04, a 21.8% decrease from $1.33 reported for the same period in 2022.

FINANCIAL HIGHLIGHTS

●	Net income for the three months ended March 31, 2023 was $7.6 million or $1.05 per diluted share.

●	Dividends paid during the three months ended March 31, 2023 totaled $0.41 per share representing a 5.1% increase from 2022.

●	Sold $65.6 million of investment securities, including U.S. Treasury bonds, tax-exempt municipals and mortgage-backed securities at a net gain of $81 thousand. The proceeds were used to pay-down higher cost short-term borrowings.
●	Adopted the CECL accounting standard effective January 1, 2023, which resulted in a decrease to the Allowance for Credit Losses (ACL) of $3.3 million and an increase to the reserve for unfunded commitments of $0.3 million. The adoption also resulted in an increase to retained earnings of $2.3 million, net of tax.

●	Net loan growth for the three months ended March 31, 2023 was $90.0 million or 13.5% annualized and consisted primarily of commercial real estate loans.
●	The provision for credit losses was $1.3 million for the three months ended March 31, 2023 due to loan growth and CECL related model impact from updated forecasted economic conditions.

1 See reconciliation of non-GAAP financial measures on p. 16 - 17

●	Core deposit growth for the three months ended March 31, 2023 totaled $28.0 million. In addition, to improve on-balance sheet liquidity, brokered deposits were increased $161.4 million, which included $166.9 million of longer-term Callable CDs at a weighted average cost of 5.18%. Overall, total deposits grew by $189.4 million to $3.2 billion.
●	At March 31, 2023, the Company had $1.7 billion in additional liquidity available in the form of lines of credit at the Federal Reserve Bank and Federal Home Loan Bank of Pittsburgh (FHLB), brokered deposit capacity and unencumbered securities that may be pledged as collateral, representing 45.7% of total assets and 51.9% of total deposits.
●	At March 31, 2023, the Company was well capitalized as evidenced by the following capital ratios: leverage ratio of 9.66%, common equity tier 1 capital ratio of 12.00% , tier 1 capital ratio of 12.00% and total capital ratio of 12.88%
●	16,573 shares were purchased at an average price per share of $49.79 and retired under the Company’s common stock repurchase plan. The Company, in response to market volatility and economic uncertainty caused by the two large bank failures, has temporarily suspended its stock repurchase plan to preserve capital.
●	Asset quality remained strong as nonperforming assets as a percentage of total assets at March 31, 2023 was 0.05%, compared to 0.12% and 0.14% at December 31, 2022 and March 31, 2022.

  INCOME STATEMENT REVIEW

In March 2022, the Federal Open Market Committee ("FOMC") began increasing the federal funds rate in an attempt to curb inflation. Since then, there have been nine rate increases, totaling 475 basis points. There were seven rate hikes in 2022, two increases during the first three months of 2023 and an additional rate hike is anticipated at the May 2023 FOMC meeting. These increases directly impact our core source of income, net interest income through yields on investments and loans and the cost of funding via deposits and borrowings. Through March 31, 2023, we have realized higher rates on our existing adjustable and variable rate loans and new originations. The benefit of higher asset yields however, has been offset by higher funding costs as rate-sensitive depositors seek higher rates. We anticipate that funding costs will continue to increase in the future as a result of the FOMC rate adjustments, local competition for deposits and the cost of alternative funding.

Calculated on a fully taxable equivalent basis, a non-GAAP measure1, our net interest margin for the three months ended March 31, 2023 was 2.81%, a decrease of 16 basis points when compared to the 2.97% for the three months ended December 31, 2022 and March 31, 2022.  The decrease in net interest margin from the prior three month period and year ago period was due to higher funding costs offsetting the increased yield and balance of earning assets. The tax-equivalent yield on interest-earning assets increased 32 basis points to 4.16% during the three months ended March 31, 2023 from 3.84% during the three months ended December 31, 2022, and increased 94 basis points when compared to 3.22% for the three months ended March 31, 2022.  Our cost of funds, which represents our average rate paid on total interest-bearing liabilities, increased 65 basis points to 1.85% for the three months ended March 31, 2023 when compared to 1.20% during the three months ended December 31, 2022 and increased 150 basis points compared to 0.35% in the prior year period. We continued to increase interest rates paid on deposits during the quarter in order to pay competitive rates to attract new deposits and retain current balances. Our cost of interest-bearing deposits increased 60 basis points during the current three month period to 1.68% from 1.08% in the prior three month period ended December 31, 2022. Our cost of total deposits for the three months ended March 31, 2023 increased 46 basis points to 1.27% from 0.81% during the three months ended December 31, 2022.

On a trailing twelve month basis, our average cost of interest-bearing deposits increased 141 basis points, from 0.27% at March 31, 2022 to 1.68% at March 31, 2023, representing a beta on interest-bearing deposits of approximately 31.3%. Our overall cost of total deposits increased 107 basis points from 0.20% at March 31, 2022 to 1.27%, representing a beta on total deposits of approximately 23.8%. Each of these increases was due to the higher costs of deposits and short-term borrowings used to fund loan growth.

First Quarter 2023 Results – Comparison to Prior-Year Quarter

Tax-equivalent net interest income, a non-GAAP measure1, for the three months ended March 31, increased $0.4 million or 2.0% to $23.5 million in 2023 from $23.1 million in 2022. The increase in tax equivalent net interest income was due to higher tax-equivalent interest income of $9.7 million less elevated interest expense of $9.3 million.

The higher interest income was the result of an increase in yield and average balance of earning assets. Average earning assets were $236.6 million higher in the three month period ended March 31, 2023 when compared to the year ago period. PPP loans averaged $22.2 million in the three-month period ended March 31, 2023 with interest and net fees totaling approximately $73 thousand compared to average balances of $49.0 million with interest and net fees totaling $1.0 million in the year ago period. The tax-equivalent yield on the loan portfolio was 4.66% and 3.85% for the three months ended March 31, 2023 and 2022. Excluding PPP loans, the tax-equivalent yield of the loan portfolio was 4.68% and 3.75% for the three months ended March 31, 2023 and 2022, respectively. This increase was due to the higher rates on adjustable and floating rate loans, and new loan originations. Loans, net averaged $2.8 billion for the three months ended March 31, 2023 and $2.4 billion for the comparable period in 2022. For the three months ended March 31, the tax-equivalent yield on total investments increased to 1.83% in 2023 from 1.68% in 2022. Average investments totaled $599.7 million in the first three months of 2023 and $633.7 million in the first three months of 2022.

The increased interest expense in the three months ended March 31, 2023 was due primarily to higher rates on consumer, business and municipal deposits driven by the higher interest rate environment.  The Company's total cost of deposits increased during the three months ended March 31, 2023 compared to the year ago period by 107 basis points to 1.27%, and the cost of interest-bearing deposits increased 141 basis points to 1.68% from 0.27% in the previous year three month period. Short-term FHLB borrowings were utilized in the current period to fund loan growth; short term borrowings averaged $91.5 million in the current period and added $1.1 million of interest expense at an average cost of 4.81% compared to no short-term borrowings in the year ago period.

Average interest-bearing liabilities also increased $217.9 million for the three months ended March 31, 2023, compared to the corresponding period last year due to an increase in non-maturity and brokered deposits and short-term borrowings. Average noninterest-bearing deposits increased $10.5 million or 1.4% from the prior period and now represent 24.2% of total deposits.

For the three months ended March 31, 2023, the provision for credit losses was $1.3 million compared to $0.3 million in the year ago period. The current period provision increase was due to loan growth and the impact of the economic forecast on portfolio loss rates.

Noninterest income for the three months ended March 31, 2023 was $3.7 million, a $0.3 million increase from the prior year’s quarter due primarily to higher retail and commercial account service charges, increased debit card interchange revenue and a higher FHLB dividend, partially offset by lower swap related revenue.

Noninterest expense increased $2.2 million or 15.4% to $16.5 million for the three months ended March 31, 2023, from $14.3 million for the three months ended March 31, 2022. Salaries and employee benefits increased $1.0 million or 12.9% due to annual merit increases; new hires; lower deferred loan origination costs; and higher employee benefit costs. Occupancy and equipment expenses were higher by $0.3 million in the current period due to the increase in transactional costs relating to our expansion market volume. Other expenses increased $0.5 million due primarily to higher FDIC assessments and loan account processing fees. The year ago period included gains on the sale of other real estate owned of $0.5 million which we classify in noninterest expense; the current year period included no gains.

The provision for income tax expense decreased $0.4 million for the three months ended March 31, 2023 compared to the year ago period due to lower taxable income in the current year’s period. The effective tax rate for the quarter ended March 31, 2023 was 15.5% compared to 16.0% in the year ago period.

BALANCE SHEET REVIEW

At March 31, 2023, total assets, loans and deposits were $3.7 billion, $2.8 billion and $3.2 billion, respectively. During the quarter, investment sales, deposit growth and FHLB term borrowings were utilized to fund loan growth and repay short-term borrowings.

Loan growth for the three months ended March 31, 2023, excluding PPP loans, was $88.0 million or 13.1% annualized. This represents a reduction in growth compared to the three months ended December 31, 2022, in which loan growth was $106.4 million. Higher interest rates and economic uncertainty may result in lower loan demand and lower growth over the near-term. Commercial real estate loans made up the majority of the growth with residential real estate loans also increasing. At March 31, 2023, gross PPP loans remaining totaled $22.2 million and net deferred PPP fees remaining totaled $0.2 million and are expected to be earned during 2023 as the remaining SBA PPP loans are forgiven or repaid.

Total investments were $507.9 million at March 31, 2023, compared to $569.0 million at December 31, 2022. At March 31, 2023, the available-for-sale securities totaled $418.1 million and the held-to-maturity securities totaled $89.7 million and comprised 82.3% and 17.7% of the overall portfolio, respectively. The unrealized losses on the held-to-maturity portfolio totaled $12.6 million and $14.6 million at March 31, 2023 and December 31, 2022, respectively. During the three month period ended March 31, 2023, $65.6 million in U.S. Treasury, tax-exempt municipals and mortgage-backed securities were sold at a net gain of $81 thousand. The proceeds were used to pay-down higher cost short-term borrowings.

Total deposits increased $189.4 million during the three months ending March 31, 2023. Noninterest-bearing deposits decreased $26.7 million and interest-bearing deposits increased $216.0 million during the three months ended March 31, 2023. The increase in deposits was due to a $161.4 million net increase in brokered deposits and a $123.3 million increase in retail and commercial accounts partially offset by a $95.3 million seasonal decrease in municipal deposits. During the three months ended March 31, 2023, the Company utilized a portion of its contingency funding sources and added $166.9 million of longer-term callable brokered CDs to improve its on-balance sheet liquidity position and mitigate risk to higher rates. The Company has the option to call the CDs after an initial three or six month period.

The deposit base consisted of 48.6% retail accounts, 33.2% commercial accounts, 12.5% municipal relationships and 5.7% brokered deposits at March 31, 2023. At March 31, 2023, 76.6% of deposits were fully insured by the FDIC while $757.4 million or 23.4% of total deposits were not insured by the FDIC. In addition, at March 31, 2023 $292.0 million in letters of credit were pledged as collateral for municipal deposits. As an additional resource to our uninsured depositors, we offer all depositors access to IntraFi's CDARS and ICS programs which allows deposit customers to obtain full FDIC deposit insurance while maintaining their relationship with our Bank.

During the three months ended March 31, 2023, the Company utilized a portion of its available line at the FHLB and increased its long-term debt $25.0 million due to favorable pricing on the borrowings versus alternative funding sources.

In addition to deposit gathering and our current long term borrowings, we have additional sources of liquidity available such as overnight borrowings from the FHLB, the Federal Reserve’s Discount Window and Borrower-in-Custody (BIC) program, correspondent bank lines of credit, brokered deposit capacity and unencumbered securities. Although we do not plan to access the Federal Reserve's Bank Term Funding Program (BTFP), we have $391.0 million of borrowing capacity based on the par value of unencumbered securities available as collateral under this line. At March 31, 2023, we had $1.7 billion in additional liquidity representing 45.7% of total assets and 51.9% of total deposits. For additional information on our deposit portfolio and additional sources of liquidity see the tables on page 14.

The Company maintained its well capitalized position at March 31, 2023. Stockholders' equity equaled $328.6 million or $45.96 per share at March 31, 2023, and $315.4 million or $44.06 per share at December 31, 2022. The increase in stockholders’ equity from December 31, 2022 is primarily attributable to net income and a decrease to accumulated other comprehensive loss (“AOCI”) resulting from a reduction in the unrealized loss on available for sale securities. The net after tax unrealized loss on available for sale securities included in AOCI at March 31, 2023 and December 31, 2022 was $43.5 million and $52.0 million, respectively.

Tangible stockholders' equity, a non-GAAP measure1, increased to $37.09 per share at March 31, 2023, from $35.19 per share at December 31, 2022. Dividends declared for the three months ended March 31, 2023 amounted to $0.41 per share, a 5.1% increase from the 2022 period, representing a dividend payout ratio of 39.0%. During the three months ended March 31, 2023, 16,573 shares were purchased and retired under the Company’s common stock repurchase plan at an average price per share of $49.79. In response to market volatility and economic uncertainty, the Company has temporarily suspended its stock repurchase plan to preserve capital.

ASSET QUALITY REVIEW

Asset quality metrics remained strong and continued to improve. Nonperforming assets were $1.9 million or 0.07% of loans, net and foreclosed assets at March 31, 2023, compared to $4.1 million or 0.15% of loans, net and foreclosed assets at December 31, 2022. As a percentage of total assets, nonperforming assets improved to 0.05% at March 31, 2023 compared to 0.12% at December 31, 2022.  The decrease in nonperforming assets was due to the reclassification of troubled debt restructurings due to a change in accounting guidance, reduced levels of loans 90 days or more past due and still accruing, collection activities, and a decline in nonaccrual loans as a result of a sizable principal reduction on a commercial real estate loan. At March 31, 2023 the Company had no foreclosed properties.

Effective January 1, 2023, the Company transitioned to ASU 2016-13 Financial Instruments – Credit Losses (Topic 326), commonly referred to as CECL. As a result of the transition to CECL, the allowance for credit losses was reduced $3.3 million to $24.2 million and the reserve for unfunded commitments was increased $270 thousand to $450 thousand. The cumulative adjustment, net of tax, was offset to retained earnings. In addition to the transition adjustment, a $1.3 million provision and net charge-offs of $9 thousand were applied. The allowance for credit losses equaled $25.4 million or 0.90% of loans, net at March 31, 2023 compared to $27.5 million or 1.01% of loans, net, at December 31, 2022.  Loans charged-off, net of recoveries, for the three months ended March 31, 2023 were minimal at $9 thousand, compared to $0.3 million or 0.05% of average loans for the comparable period last year.

About Peoples:

Peoples Financial Services Corp. is the parent company of Peoples Security Bank and Trust Company, a community bank serving Allegheny, Bucks, Lackawanna, Lebanon, Lehigh, Luzerne, Monroe, Montgomery, Northampton, Schuylkill, Susquehanna, and Wyoming Counties in Pennsylvania, Middlesex County in New Jersey and Broome County in New York through 28 offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. Peoples’ business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies.

In addition to evaluating its results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), Peoples routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity and core net income ratios. The reported results included in this release contain items, which Peoples considers non-core, namely the gain or loss on the sale of securities available for sale. Peoples believes the reported non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measure is provided in the accompanying tables. The non-GAAP financial measures Peoples uses may differ from the non-GAAP financial measures of other financial institutions.

SOURCE: Peoples Financial Services Corp.
/Contact:	MEDIA/INVESTORS, Marie L. Luciani, Investor Relations Officer, 570.346.7741 or marie.luciani@psbt.com
Co:	Peoples Financial Services Corp.
St:	Pennsylvania
In:	Fin

Safe Harbor Forward-Looking Statements:

We make statements in this press release, and we may from time to time make other statements regarding our outlook or expectations for future financial or operating results and/or other matters regarding or affecting Peoples Financial Services Corp. and Peoples Security Bank and Trust Company (collectively, “Peoples”) that are considered “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, Peoples claims the protection of the statutory safe harbors for forward-looking statements.

Peoples cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and political conditions, particularly in our market area; the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; credit risk associated with our lending activities; changes in interest rates, loan demand, deposit flows, real estate values and competition; changes in customer behaviors, including consumer spending, borrowing and savings habits; changes in accounting principles, policies, and guidelines including our adoption of Current Expected Credit Losses (CECL) methodology, and any potential volatility in the Company’s operating results due to application of the CECL methodology; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; our ability to identify and address cyber-security risks and other economic, competitive, governmental, regulatory and technological factors affecting Peoples’ operations, pricing, products and services; the soundness of other financial institutions and any indirect exposure related to the closings of Silicon Valley Bank (“SVB”), Signature Bank and Silvergate Bank and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with SVB, Signature Bank and

Silvergate Bank may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships and other factors that may be described in Peoples’ Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

In addition to these risks, acquisitions and business combinations present risks other than those presented by the nature of the business acquired. Acquisitions and business combinations may be substantially more expensive to complete than originally anticipated, and the anticipated benefits may be significantly harder-or take longer-to achieve than expected. As regulated financial institutions, our pursuit of attractive acquisition and business combination opportunities could be negatively impacted by regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired or combined business may cause reputational harm to Peoples following the acquisition or combination, and integration of the acquired or combined business with ours may result in additional future costs arising as a result of those issues.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, Peoples assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

[TABULAR MATERIAL FOLLOWS]

Summary Data

Peoples Financial Services Corp.

Five Quarter Trend (Unaudited)

(In thousands, except share and per share data)

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
	2023	2022	2022	2022	2022
Key performance data:
Share and per share amounts:
Net income	$1.05	$1.27	$1.38	$1.30	$1.33
Core net income (1)	$1.04	$1.49	$1.38	$1.30	$1.33
Cash dividends declared	$0.41	$0.40	$0.40	$0.39	$0.39
Book value	$45.96	$44.06	$42.14	$43.50	$44.64
Tangible book value (1)	$37.09	$35.19	$33.26	$34.62	$35.76
Market value:
High	$53.48	$57.60	$56.09	$56.99	$52.99
Low	$42.52	$47.00	$46.84	$47.41	$46.35
Closing	$43.35	$51.84	$46.84	$55.84	$50.48
Market capitalization	$309,985	$371,072	$335,503	$400,410	$362,398
Common shares outstanding	7,150,757	7,158,018	7,162,750	7,170,661	7,179,037
Selected ratios:
Return on average stockholders’ equity	9.43%	11.79%	12.69%	11.71%	11.82%
Core return on average stockholders’ equity (1)	9.35%	13.81%	12.69%	11.71%	11.82%
Return on average tangible stockholders’ equity	11.71%	14.87%	15.94%	14.62%	14.65%
Core return on average tangible stockholders’ equity (1)	11.61%	17.41%	15.94%	14.62%	14.65%
Return on average assets	0.86%	1.04%	1.14%	1.12%	1.17%
Core return on average assets (1)	0.85%	1.22%	1.14%	1.12%	1.17%
Stockholders’ equity to total assets	8.93%	8.87%	8.58%	9.12%	9.56%
Efficiency ratio (1)(2)	60.61%	60.07%	54.95%	54.89%	53.57%
Nonperforming assets to loans, net, and foreclosed assets	0.07%	0.15%	0.16%	0.18%	0.20%
Nonperforming assets to total assets	0.05%	0.12%	0.12%	0.13%	0.14%
Net charge-offs to average loans, net	0.00%	0.03%	0.00%	0.00%	0.05%
Allowance for credit losses to loans, net	0.90%	1.01%	1.14%	1.14%	1.18%
Interest-bearing assets yield (FTE) (3)	4.16%	3.84%	3.59%	3.34%	3.22%
Cost of funds	1.85%	1.20%	0.72%	0.39%	0.35%
Net interest spread (FTE) (3)	2.31%	2.64%	2.87%	2.95%	2.87%
Net interest margin (FTE) (3)	2.81%	2.97%	3.08%	3.06%	2.97%
(1)	See Reconciliation of Non-GAAP financial measures.
(2)	Total noninterest expense less amortization of intangible assets divided by tax-equivalent net interest income and noninterest income less net gains (losses) on investment securities available for sale.
(3)	Tax-equivalent adjustments were calculated using the federal statutory tax rate prevailing during the indicated periods of 21%.

Peoples Financial Services Corp.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Mar 31	Mar 31
Three months ended	2023	2022
Interest income:
Interest and fees on loans:
Taxable	$30,049	$20,853
Tax-exempt	1,389	1,161
Interest and dividends on investment securities:
Taxable	2,124	1,972
Tax-exempt	457	510
Dividends	2
Interest on interest-bearing deposits in other banks	14	2
Interest on federal funds sold	243	73
Total interest income	34,278	24,571
Interest expense:
Interest on deposits	9,678	1,468
Interest on short-term borrowings	1,086
Interest on long-term debt	27	28
Interest on subordinated debt	443	444
Total interest expense	11,234	1,940
Net interest income	23,044	22,631
Provision for credit losses	1,264	300
Net interest income after provision for credit losses	21,780	22,331
Noninterest income:
Service charges, fees, commissions and other	1,965	1,692
Merchant services income	118	114
Commissions and fees on fiduciary activities	557	555
Wealth management income	398	351
Mortgage banking income	103	144
Increase in cash surrender value of life insurance	258	218
Interest rate swap revenue	223	343
Net (losses) gains on equity investment securities	(29)	4
Net gains on sale of investment securities available for sale	81
Total noninterest income	3,674	3,421
Noninterest expense:
Salaries and employee benefits expense	9,080	8,040
Net occupancy and equipment expense	4,103	3,825
Amortization of intangible assets	29	96
Net losses (gains) on sale of other real estate owned		(458)
Other expenses	3,274	2,786
Total noninterest expense	16,486	14,289
Income before income taxes	8,968	11,463
Provision for income tax expense	1,389	1,833
Net income	$7,579	$9,630
Other comprehensive income (loss):
Unrealized gains (losses) on investment securities available for sale	$10,836	$(32,612)
Reclassification adjustment for gains on available for sale securities included in net income	(81)
Change in derivative fair value	(1,970)	(493)
Income tax expense (benefit) related to other comprehensive income (loss)	1,891	(6,952)
Other comprehensive income (loss), net of income tax expense (benefit)	6,894	(26,153)
Comprehensive income (loss)	$14,473	$(16,523)
Share and per share amounts:
Net income - basic	$1.06	$1.34
Net income - diluted	1.05	1.33
Cash dividends declared	0.41	0.39
Average common shares outstanding - basic	7,157,553	7,172,455
Average common shares outstanding - diluted	7,198,970	7,216,421

Peoples Financial Services Corp.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
Three months ended	2023	2022	2022	2022	2022
Interest income:
Interest and fees on loans:
Taxable	$30,049	$27,515	$25,128	$22,009	$20,853
Tax-exempt	1,389	1,367	1,338	1,218	1,161
Interest and dividends on investment securities:
Taxable	2,124	2,058	2,096	2,108	1,972
Tax-exempt	457	520	521	515	510
Dividends	2			2
Interest on interest-bearing deposits in other banks	14	40	41	18	2
Interest on federal funds sold	243	141	106	22	73
Total interest income	34,278	31,641	29,230	25,892	24,571
Interest expense:
Interest on deposits	9,678	6,251	3,316	1,597	1,468
Interest on short-term borrowings	1,086	524	457	122
Interest on long-term debt	27	9	16	23	28
Interest on subordinated debt	443	444	443	443	444
Total interest expense	11,234	7,228	4,232	2,185	1,940
Net interest income	23,044	24,413	24,998	23,707	22,631
Provision for (reversal of) credit losses	1,264	(2,149)	450	950	300
Net interest income after provision for (reversal of) credit losses	21,780	26,562	24,548	22,757	22,331
Noninterest income:
Service charges, fees, commissions and other	1,965	1,909	1,714	1,761	1,692
Merchant services income	118	131	157	562	114
Commissions and fees on fiduciary activities	557	532	591	551	555
Wealth management income	398	366	339	374	351
Mortgage banking income	103	104	135	128	144
Increase in cash surrender value of life insurance	258	289	269	244	218
Interest rate swap revenue	223	(135)	130	284	343
Net gains (losses) on investment equity securities	(29)	6	(18)	(23)	4
Net gains (losses) on sale of investment securities available-for-sale	81	(1,976)
Total noninterest income	3,674	1,226	3,317	3,881	3,421
Noninterest expense:
Salaries and employee benefits expense	9,080	9,188	8,474	7,851	8,040
Net occupancy and equipment expense	4,103	4,905	3,898	3,950	3,825
Amortization of intangible assets	29	74	96	97	96
Net losses (gains) on sale of other real estate				(20)	(458)
Other expenses	3,274	2,793	3,467	3,615	2,786
Total noninterest expense	16,486	16,960	15,935	15,493	14,289
Income before income taxes	8,968	10,828	11,930	11,145	11,463
Income tax expense	1,389	1,689	1,962	1,792	1,833
Net income	$7,579	$9,139	$9,968	$9,353	$9,630
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available for sale	$10,836	$6,356	$(21,510)	$(18,669)	$(32,612)
Reclassification adjustment for (gains) losses on available for sale securities included in net income	(81)	1,976
Change in benefit plan liabilities		370
Change in derivative fair value	(1,970)	12	(46)	(201)	(493)
Income tax expense (benefit) related to other comprehensive income (loss)	1,891	1,447	(4,527)	(3,963)	(6,952)
Other comprehensive income (loss), net of income tax expense (benefit)	6,894	7,267	(17,029)	(14,907)	(26,153)
Comprehensive income (loss)	$14,473	$16,406	$(7,061)	$(5,554)	$(16,523)
Share and per share amounts:
Net income - basic	$1.06	$1.28	$1.39	$1.30	$1.34
Net income - diluted	1.05	1.27	1.38	1.30	1.33
Cash dividends declared	0.41	0.40	0.40	0.39	0.39
Average common shares outstanding - basic	7,157,553	7,158,329	7,169,809	7,172,181	7,172,455
Average common shares outstanding - diluted	7,198,970	7,201,785	7,213,147	7,215,890	7,216,421

Peoples Financial Services Corp.

Net Interest Margin (Unaudited)

(In thousands, fully taxable equivalent basis)

	Three Months Ended
	March 31, 2023			March 31, 2022
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning assets:
Loans:
Taxable	$2,546,068	$30,049	4.79%	$2,148,251	$20,853	3.94%
Tax-exempt	223,917	1,757	3.18	203,645	1,470	2.93
Total loans	2,769,985	31,806	4.66	2,351,896	22,323	3.85
Investments:
Taxable	499,327	2,126	1.73	523,301	1,972	1.53
Tax-exempt	100,368	576	2.33	110,394	646	2.37
Total investments	599,695	2,702	1.83	633,695	2,618	1.68
Interest-bearing deposits	1,218	14	4.66	5,888	2	0.14
Federal funds sold	19,353	243	5.09	162,218	73	0.18
Total earning assets	3,390,251	34,765	4.16%	3,153,697	25,016	3.22%
Less: allowance for credit losses	24,557			28,717
Other assets	209,151			216,581
Total assets	$3,574,845	$34,765		$3,341,561	$25,016
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market accounts	$721,864	$4,588	2.58%	$595,991	$385	0.26%
Interest bearing demand and NOW accounts	731,398	2,806	1.56	820,016	488	0.24
Savings accounts	512,655	216	0.17	505,816	93	0.07
Time deposits less than $100	192,519	1,181	2.49	127,610	302	0.96
Time deposits $100 or more	179,515	887	2.00	162,196	200	0.50
Total interest-bearing deposits	2,337,951	9,678	1.68	2,211,629	1,468	0.27
Short-term borrowings	91,530	1,086	4.81
Long-term debt	2,482	27	4.41	2,474	28	4.59
Subordinated debt	33,000	443	5.44	33,000	444	5.38
Total borrowings	127,012	1,556	4.97	35,474	472	5.32
Total interest-bearing liabilities	2,464,963	11,234	1.85	2,247,103	1,940	0.35
Noninterest-bearing deposits	744,931			734,348
Other liabilities	38,917			29,816
Stockholders’ equity	326,034			330,294
Total liabilities and stockholders’ equity	$3,574,845	11,234		$3,341,561	1,940
Net interest income/spread		$23,531	2.31%		$23,076	2.87%
Net interest margin			2.81%			2.97%
Tax-equivalent adjustments:
Loans		$368			$309
Investments		119			136
Total adjustments		$487			$445

Peoples Financial Services Corp.

Details of Net Interest Income and Net Interest Margin (Unaudited)

(In thousands, fully taxable equivalent basis)

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
Three months ended	2023	2022	2022	2022	2022
Net interest income:
Interest income:
Loans, net:
Taxable	$30,049	$27,515	$25,128	$22,009	$20,853
Tax-exempt	1,757	1,730	1,694	1,542	1,470
Total loans, net	31,806	29,245	26,822	23,551	22,323
Investments:
Taxable	2,126	2,058	2,096	2,110	1,972
Tax-exempt	576	658	659	652	646
Total investments	2,702	2,716	2,755	2,762	2,618
Interest on interest-bearing balances in other banks	14	40	41	18	2
Federal funds sold	243	141	106	22	73
Total interest income	34,765	32,142	29,724	26,353	25,016
Interest expense:
Deposits	9,678	6,251	3,316	1,597	1,468
Short-term borrowings	1,086	524	457	122
Long-term debt	27	9	16	23	28
Subordinated debt	443	444	443	443	444
Total interest expense	11,234	7,228	4,232	2,185	1,940
Net interest income	$23,531	$24,914	$25,492	$24,168	$23,076
Loans, net:
Taxable	4.79%	4.47%	4.19%	3.92%	3.94%
Tax-exempt	3.18%	3.08%	2.98%	2.92%	2.93%
Total loans, net	4.66%	4.35%	4.09%	3.83%	3.85%
Investments:
Taxable	1.73%	1.54%	1.53%	1.53%	1.53%
Tax-exempt	2.33%	2.35%	2.34%	2.35%	2.37%
Total investments	1.83%	1.68%	1.67%	1.67%	1.68%
Interest-bearing balances with banks	4.66%	3.41%	1.77%	0.68%	0.14%
Federal funds sold	5.09%	3.86%	3.08%	0.37%	0.18%
Total interest-earning assets	4.16%	3.84%	3.59%	3.34%	3.22%
Interest expense:
Deposits	1.68%	1.08%	0.59%	0.30%	0.27%
Short-term borrowings	4.81%	4.20%	2.30%	1.40%
Long-term debt	4.41%	4.87%	4.64%	4.85%	4.59%
Subordinated debt	5.44%	5.33%	5.33%	5.38%	5.38%
Total interest-bearing liabilities	1.85%	1.20%	0.72%	0.39%	0.35%
Net interest spread	2.31%	2.64%	2.87%	2.95%	2.87%
Net interest margin	2.81%	2.97%	3.08%	3.06%	2.97%

Peoples Financial Services Corp.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
At period end	2023	2022	2022	2022	2022
Assets:
Cash and due from banks	$31,354	$37,675	$35,000	$39,693	$35,863
Interest-bearing balances in other banks	7,129	193	8,410	8,040	4,440
Federal funds sold	102,100		69,600		101,200
Investment securities:
Available for sale	418,125	477,703	477,590	513,911	535,482
Equity investments carried at fair value	81	110	103	121	144
Held to maturity	89,705	91,179	92,771	94,446	95,829
Total investments	507,911	568,992	570,464	608,478	631,455
Loans held for sale			653	681	161
Loans	2,818,043	2,730,116	2,623,706	2,565,579	2,397,681
Less: allowance for credit losses	25,444	27,472	29,822	29,374	28,407
Net loans	2,792,599	2,702,644	2,593,884	2,536,205	2,369,274
Goodwill	63,370	63,370	63,370	63,370	63,370
Premises and equipment, net	56,561	55,667	54,394	53,094	51,977
Bank owned life insurance	48,598	48,344	48,235	47,968	43,828
Deferred tax assets	16,015	18,739	20,796	16,269	12,306
Accrued interest receivable	11,678	11,715	10,082	9,303	9,221
Other intangible assets, net	77	105	179	276	372
Other assets	41,079	46,071	41,739	38,162	29,334
Total assets	$3,678,471	$3,553,515	$3,516,806	$3,421,539	$3,352,801
Liabilities:
Deposits:
Noninterest-bearing	$746,089	$772,765	$769,935	$747,558	$759,986
Interest-bearing	2,489,878	2,273,833	2,354,205	2,163,725	2,204,878
Total deposits	3,235,967	3,046,598	3,124,140	2,911,283	2,964,864
Short-term borrowings	17,280	114,930	14,700	129,170
Long-term debt	25,000	555	1,104	1,646	2,182
Subordinated debt	33,000	33,000	33,000	33,000	33,000
Accrued interest payable	2,304	903	1,129	1,269	844
Other liabilities	36,286	42,179	40,923	33,274	31,450
Total liabilities	3,349,837	3,238,165	3,214,996	3,109,642	3,032,340
Stockholders’ equity:
Common stock	14,323	14,321	14,330	14,346	14,352
Capital surplus	126,231	126,850	126,845	126,986	127,192
Retained earnings	237,522	230,515	224,238	217,139	210,584
Accumulated other comprehensive loss	(49,442)	(56,336)	(63,603)	(46,574)	(31,667)
Total stockholders’ equity	328,634	315,350	301,810	311,897	320,461
Total liabilities and stockholders’ equity	$3,678,471	$3,553,515	$3,516,806	$3,421,539	$3,352,801

Peoples Financial Services Corp.

Loan and Asset Quality Data (Unaudited)

(In thousands)

At period end	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial
Taxable	$375,033	$377,215	$371,164	$371,153	$370,574
Non-taxable	224,343	222,043	224,764	225,656	210,184
Total	599,376	599,258	595,928	596,809	580,758
Real estate
Commercial real estate	1,782,911	1,709,827	1,620,116	1,569,658	1,436,196
Residential	342,459	330,728	326,223	317,672	306,068
Total	2,125,370	2,040,555	1,946,339	1,887,330	1,742,264
Consumer
Indirect Auto	86,587	76,491	70,006	69,161	64,870
Consumer Other	6,710	13,812	11,433	12,279	9,789
Total	93,297	90,303	81,439	81,440	74,659
Total	$2,818,043	$2,730,116	$2,623,706	$2,565,579	$2,397,681

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
At quarter end	2023	2022	2022	2022	2022
Nonperforming assets:
Nonaccrual/restructured loans	$1,798	$3,386	$3,938	$4,387	$4,573
Accruing loans past due 90 days or more	59	748	280	190	103
Foreclosed assets
Total nonperforming assets	$1,857	$4,134	$4,218	$4,577	$4,676

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
Three months ended	2023	2022	2022	2022	2022
Allowance for credit losses:
Beginning balance	$27,472	$29,822	$29,374	$28,407	$28,383
ASU 2016-13 Transition Adjustment	(3,283)
Adjusted beginning balance	24,189	29,822	29,374	28,407	28,383
Charge-offs	75	233	101	98	355
Recoveries	66	32	99	115	79
Provision for credit losses	1,264	(2,149)	450	950	300
Ending balance	$25,444	$27,472	$29,822	$29,374	$28,407

Peoples Financial Services Corp.

Deposit and Liquidity Detail (Unaudited)

(In thousands)

At period end	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest-bearing deposits:
Money market accounts	$775,511	$685,323	$706,947	$592,989	$605,686
Interest bearing demand and NOW accounts	698,888	772,712	813,743	752,397	797,333
Savings accounts	500,709	523,931	530,124	518,146	515,169
Time deposits less than $250	400,327	199,136	224,517	219,690	200,345
Time deposits $250 or more	114,443	92,731	78,874	80,503	86,345
Total interest-bearing deposits	2,489,878	2,273,833	2,354,205	2,163,725	2,204,878
Noninterest-bearing deposits	746,089	772,765	769,935	747,558	759,986
Total deposits	$3,235,967	$3,046,598	$3,124,140	$2,911,283	$2,964,864

	March 31, 2023
At period end	Amount	Percent of Total	Number of accounts	Average Balance
Deposit Detail:
Retail	$1,572,393	48.6%	71,100	$22
Commercial	1,076,060	33.3	11,659	93
Municipal	402,544	12.4	1,366	303
Brokered	184,970	5.7	18	10,276
Total Deposits	$3,235,967	100.0	84,143	$10,695

Uninsured	757,373	23.4%
Insured	2,478,594	76.6

	December 31, 2022
At period end	Amount	Percent of Total	Number of accounts	Average Balance
Deposit Detail:
Retail	$1,568,208	51.5%	76,972	$20
Commercial	956,969	31.4	11,560	84
Municipal	497,807	16.3	1,383	371
Brokered	23,614	0.8	11	2,147
Total Deposits	$3,046,598	100.00	89,926	$2,623

Uninsured	724,595	23.8%
Insured	2,322,003	76.2

			Total Available
At March 31, 2023	Total Available	Outstanding	for Future Liquidity
FHLB advances	$1,180,971	$317,149	$863,822
Federal Reserve discount window	225,037		225,037
Correspondent bank lines of credit	18,000		18,000
Other sources of liquidity:
Brokered deposits	367,847	184,970	182,877
Unencumbered securities	391,116		391,116
Total sources of liquidity	$2,182,971	$502,119	$1,680,852

Peoples Financial Services Corp.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
Average quarterly balances	2023	2022	2022	2022	2022
Assets:
Loans, net:
Taxable	$2,546,068	$2,441,358	$2,377,803	$2,254,405	$2,148,251
Tax-exempt	223,917	223,293	225,637	211,885	203,645
Total loans, net	2,769,985	2,664,651	2,603,440	2,466,290	2,351,896
Investments:
Taxable	499,327	528,826	544,782	553,078	523,301
Tax-exempt	100,368	111,206	111,578	111,138	110,394
Total investments	599,695	640,032	656,360	664,216	633,695
Interest-bearing balances with banks	1,218	4,649	9,180	10,694	5,888
Federal funds sold	19,353	14,477	13,665	23,920	162,218
Total interest-earning assets	3,390,251	3,323,809	3,282,645	3,165,120	3,153,697
Other assets	184,594	169,153	180,861	181,900	187,864
Total assets	$3,574,845	$3,492,962	$3,463,506	$3,347,020	$3,341,561
Liabilities and stockholders’ equity:
Deposits:
Interest-bearing	$2,337,951	$2,301,974	$2,228,829	$2,167,569	$2,211,629
Noninterest-bearing	744,931	758,889	770,833	756,225	734,348
Total deposits	3,082,882	3,060,863	2,999,662	2,923,794	2,945,977
Short-term borrowings	91,530	49,444	78,922	34,953
Long-term debt	2,482	814	1,369	1,901	2,474
Subordinated debt	33,000	33,000	33,000	33,000	33,000
Other liabilities	38,917	41,436	38,840	33,080	29,816
Total liabilities	3,248,811	3,185,557	3,151,793	3,026,728	3,011,267
Stockholders’ equity	326,034	307,405	311,713	320,292	330,294
Total liabilities and stockholders’ equity	$3,574,845	$3,492,962	$3,463,506	$3,347,020	$3,341,561

Peoples Financial Services Corp.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

	Mar 31	Dec 31	Sept 30	June 30	Mar 31
Three months ended	2023	2022	2022	2022	2022
Core net income per share:
Net income GAAP	$7,579	$9,139	$9,968	$9,353	$9,630
Adjustments:

Less: Loss on sale of available for sale securities	81	(1,976)
Add: Loss on sale of available for sale securities tax adjustment	17	(415)

Core net income	$7,515	$10,700	$9,968	$9,353	$9,630
Average common shares outstanding - diluted	7,198,970	7,201,785	7,213,147	7,215,365	7,216,421
Core net income per share	$1.04	$1.49	$1.38	$1.30	$1.33

Tangible book value:
Total stockholders’ equity	$328,634	$315,350	$301,810	$311,897	$320,461
Less: Goodwill	63,370	63,370	63,370	63,370	63,370
Less: Other intangible assets, net	77	105	179	276	372
Total tangible stockholders’ equity	$265,187	$251,875	$238,261	$248,251	$256,719
Common shares outstanding	7,150,757	7,158,018	7,162,750	7,170,661	7,179,037
Tangible book value per share	$37.09	$35.19	$33.26	$34.62	$35.76

Core return on average stockholders’ equity:
Net income GAAP	$7,579	$9,139	$9,968	$9,353	$9,630
Adjustments:
Less: Loss on sale of available for sale securities	81	(1,976)
Add: Loss on sale of available for sale securities tax adjustment	17	(415)
Core net income	$7,515	$10,700	$9,968	$9,353	$9,630
Average stockholders’ equity	$326,034	$307,405	$311,713	$320,292	$330,294
Core return on average stockholders’ equity	9.35%	13.81%	12.69%	11.71%	11.82%

Return on average tangible equity:
Net income GAAP	$7,579	$9,139	$9,968	$9,353	$9,630
Average stockholders’ equity	$326,034	$307,405	$311,713	$320,292	$330,294
Less: average intangibles	63,461	63,512	63,549	63,694	63,790
Average tangible stockholders’ equity	$262,573	$243,893	$248,164	$256,598	$266,504
Return on average tangible stockholders’ equity	11.71%	14.87%	15.94%	14.62%	14.65%

Core return on average tangible stockholders’ equity:
Net income GAAP	$7,579	$9,139	$9,968	$9,353	$9,630
Adjustments:
Less: Loss on sale of available for sale securities	81	(1,976)
Add: Loss on sale of available for sale securities tax adjustment	17	(415)
Core net income	$7,515	$10,700	$9,968	$9,353	$9,630
Average stockholders’ equity	$326,034	$307,405	$311,713	$320,292	$330,294
Less: average intangibles	63,461	63,512	63,549	63,694	63,790
Average tangible stockholders’ equity	$262,573	$243,893	$248,164	$256,598	$266,504
Core return on average tangible stockholders’ equity	11.61%	17.41%	15.94%	14.62%	14.65%

Core return on average assets:
Net income GAAP	$7,579	$9,139	$9,968	$9,353	$9,630
Adjustments:
Less: Loss on sale of available for sale securities	81	(1,976)
Add: Loss on sale of available for sale securities tax adjustment	17	(415)
Core net income	$7,515	$10,700	$9,968	$9,353	$9,630
Average assets	$3,574,845	$3,492,962	$3,463,506	$3,347,020	$3,341,561
Core return on average assets	0.85%	1.22%	1.14%	1.12%	1.17%

Peoples Financial Services Corp.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

The following tables reconcile the non-GAAP financial measures of FTE net interest income for the three months ended March 31, 2023 and 2022:

Three months ended March 31	2023	2022
Interest income (GAAP)	$34,278	$24,571
Adjustment to FTE	487	445
Interest income adjusted to FTE (non-GAAP)	34,765	25,016
Interest expense	11,234	1,940
Net interest income adjusted to FTE (non-GAAP)	$23,531	$23,076

The efficiency ratio is noninterest expenses, less amortization of intangible assets, as a percentage of FTE net interest income plus noninterest income. The following tables reconcile the non-GAAP financial measures of the efficiency ratio to GAAP for the three months ended March 31, 2023 and 2022:

Three months ended March 31	2023	2022
Efficiency ratio (non-GAAP):
Noninterest expense (GAAP)	$16,486	$14,289
Less: amortization of intangible assets expense	29	96
Noninterest expense adjusted for amortization of assets expense (non-GAAP)	16,457	14,193

Net interest income (GAAP)	23,044	22,631
Plus: taxable equivalent adjustment	487	445
Noninterest income (GAAP)	3,674	3,421
Less: Net gains (losses) on equity securities	(29)	4
Less: Gain on sale of available for sale securities	81
Net interest income (FTE) plus noninterest income (non-GAAP)	$27,153	$26,493

Efficiency ratio (non-GAAP)	60.61%	53.57%